Filed with the Securities and Exchange Commission on August 22, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Altamira Therapeutics Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Bermuda	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Tel: (441) 295-5950
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas Meyer, PhD

President

Altamira Therapeutics, Inc.

254 Chapman Rd, Ste 208 #15392

Newark, DE 19702

Tel: (302) 200-8095
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. David Mannheim

Michael K. Bradshaw, Jr.

Nelson Mullins Riley & Scarborough LLP

301 Hillsborough Street, Suite 1400

Raleigh, NC 27603

(919) 329-3800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 22, 2024

PRELIMINARY PROSPECTUS

Up to        Common Shares

       Up to         Pre-Funded Warrants to purchase up to         Common Shares

       Up to         Series A-1 Warrants to purchase up to         Common Shares

Up to            Series A-2 Warrants to purchase up to         Common Shares

Up to        Placement Agent Warrants to purchase up to         Common Shares

       Up to         Common Shares Underlying the Series A-1 Warrants, Series A-2 Warrants, Pre-Funded Warrants and Placement Agent Warrants

Altamira Therapeutics Ltd.

We are offering on a “reasonable best efforts” basis up to         of our common shares, par value $0.002 per share (“Common Shares”), together with Series A-1 warrants to purchase up to         Common Shares (“Series A-1 Warrants”), and Series A-2 warrants to purchase up to         Common Shares (“Series A-2 Warrants” and collectively with the Series A-1 Warrants, the “Common Warrants”). The assumed combined public offering price for each Common Share and accompanying Common Warrants is $      , which was the closing price per share of our Common Shares on The Nasdaq Capital Market (“Nasdaq”), on        , 2024. Each Common Share, or a Pre-Funded Warrant (as defined below) in lieu thereof, is being sold together with the Common Warrants, each to purchase one Common Share. The Common Shares and Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. The Common Warrants will have an exercise price of $        per Common Share and will be exercisable immediately following issuance. The Series A-1 Warrants will expire on the              anniversary of the original issuance date. The Series A-2 Warrants will expire on the                   anniversary of the original issuance date.

We are also offering up to         pre-funded warrants (the “Pre-Funded Warrants”) to purchase Common Shares to each purchaser whose purchase of Common Shares in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Shares immediately following the consummation of this offering. Each Pre-Funded Warrant will be exercisable for one Common Share. The purchase price of each Pre-Funded Warrant and accompanying Common Warrants will equal the price per Common Share and accompanying Common Warrants being sold to the public in this offering, minus $0.002, and the exercise price of each Pre-Funded Warrant will be $0.002 per Common Share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded warrants are exercised in full. The Pre-Funded Warrants and Common Warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering. For each Pre-Funded Warrant we sell, the number of Common Shares we are offering will be decreased on a one-for-one basis. This prospectus also relates to the offering of Common Shares issuable upon exercise of the Pre-Funded Warrants, Placement Agent Warrants (as defined below) and Common Warrants.

We refer to the Common Shares, the Pre-Funded Warrants, Placement Agent Warrants and Common Warrants to be issued in this offering collectively as the “Securities.”

We will have a single closing for all Securities purchased in this offering and the combined public offering price per Common Share (or Pre-Funded Warrant in lieu thereof) and accompanying Common Warrants will be fixed for the duration of this offering. We expect this offering to be completed on or about        , 2024, subject to satisfaction of customary closing conditions. We will deliver the Securities to be issued in connection with this offering delivery versus payment or receipt versus payment, as the case may be, upon receipt of investor funds received by us.

Our Common Shares are listed on Nasdaq under the symbol “CYTO.” On August 21, 2024, the last reported sales price of our Common Shares on Nasdaq was $0.9883.

The assumed combined public offering price used throughout this prospectus has been included for illustration purposes only, and may not be indicative of the final offering price. The actual public offering price per Common Share and accompanying Common Warrants or per Pre-Funded Warrant and accompanying Common Warrants will be determined between us and investors, in consultation with the Placement Agent (as defined below), based on market conditions at the time of pricing, and may be at a discount to the then current market price of our Common Shares. The actual public offering price may be based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. In addition, there is no established public trading market for the Pre-Funded Warrants or Common Warrants, and we do not expect a market for the Pre-Funded Warrants or Common Warrants to develop. We do not intend to apply for a listing of the Pre-Funded Warrants or Common Warrants on any national securities exchange. Without an active trading market, the liquidity of the Pre-Funded Warrants and Common Warrants will be limited.

We have engaged               (the “Placement Agent”), to act as our exclusive placement agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to arrange for the sale of the Securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the Securities we are offering and the Placement Agent is not required to arrange the purchase or sale of any specific number of Securities or dollar amount. We have agreed to pay to the Placement Agent the Placement Agent fees set forth in the table below, which assumes that we sell all of the Securities offered by this prospectus. We have also agreed to issue to the Placement Agent or its designees as compensation in connection with this offering, warrants (the “Placement Agent Warrants”) to purchase up to a number of Common Shares equal to            % of the Common Shares sold in this offering (including the Common Shares issuable upon the exercise of the Pre-Funded Warrants), at an exercise price of $        per Common Share, which represents            % of the combined public offering price per Common Share and accompanying Common Warrants, and which such Placement Agent Warrants are being registered pursuant to this prospectus.

There is no minimum number of Securities or amount of proceeds required as a condition to closing in this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the Securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Securities sufficient to pursue our business goals described in this prospectus. This offering will terminate on             , 2024, unless we decide to terminate the offering (which we may at any time in our discretion) prior to that date.

In addition, because there is no escrow trust or similar arrangement and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of Securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. We will bear all costs associated with the offering. See “Plan of Distribution” on page 30 of this prospectus for more information regarding these arrangements.

We are a “foreign private issuer” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” contained in this prospectus beginning on page 6 and under similar headings in the other documents that are incorporated by reference into this prospectus.

	Per Common Share and Accompanying Common Warrants	Per Pre-Funded Warrant and Accompanying Common Warrants	Total(2)
Combined public offering price	$	$	$
Placement Agent’s fees (1)	$	$	$
Proceeds to us, before expenses (3)	$	$	$

(1)	In addition, we have agreed to issue to the Placement Agent, or its designees, as compensation in connection with this offering warrants to purchase up to a number of Common Shares equal to % of the aggregate number of Common Shares (including the Common Shares issuable upon the exercise of the Pre-Funded Warrants) being offered at an exercise price equal to % of the combined public offering price per Common Share and accompanying Common Warrants. We have also agreed to pay to the Placement Agent a management fee equal to % of the gross proceeds of this offering, up to $ for non-accountable expenses, reimburse the Placement Agent for its legal fees and other out-of-pocket expenses in an amount up to $ and up to $ for closing costs. See “Plan of Distribution” on page 30 of this prospectus for a description of the fees and expenses to be paid to the Placement Agent for services performed in connection with the offering.
(2)	The amount of the proceeds to us presented in this table does not give effect to any exercise of the Common Warrants.

(3)	Because there is no minimum number of Securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. We estimate the total expenses of this offering payable by us, excluding the Placement Agent fees and expenses, will be approximately $ . See “Plan of Distribution” on page 30 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Consent under the Exchange Control Act 1972 (and its related regulations) from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between residents and non-residents of Bermuda for exchange control purposes has been obtained for so long as our common shares remain listed on an “appointed stock exchange,” which includes the Nasdaq Capital Market. In granting such consent, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed herein.

Delivery of the Securities to the purchasers is expected to be made on or about        , 2024, subject to satisfaction of customary closing conditions.

The date of this prospectus is        , 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). You should rely only on the information contained in this prospectus or any related prospectus supplement.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of the prospectus entitled “Where You Can Find More Information.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the Securities offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we nor the Placement Agent have authorized anyone to provide you with information other than that contained in this prospectus, or any free writing prospectus prepared by or on our behalf or to which we have referred you. We and the Placement Agent take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We and the Placement Agent are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and future prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

For investors outside the United States: We have not done anything that would permit the sale of our Securities in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Securities and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Altamira Therapeutics Ltd.,” or “Altamira,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to (i) Auris Medical Holding Ltd. a Bermuda company, or Auris Medical (Bermuda), the successor issuer to Auris Medical Holding AG (“Auris Medical (Switzerland)”) under Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the effective time at which Auris Medical (Switzerland) continued its corporate existence from Switzerland to Bermuda, which occurred on March 18, 2019, and (ii) to Altamira Therapeutics Ltd. after adoption of the new company name by resolution of Special General Meeting of Shareholders held on July 21, 2021. The trademarks, trade names and service marks appearing in this prospectus are property of their respective owners.

On October 25, 2022, the Company effected a one-for-twenty reverse share split (share consolidation) (the “2022 Reverse Share Split”) of the Company’s issued and outstanding common shares. Effective as of November 2, 2023, the Company changed the currency denomination of the Company’s authorized share capital from CHF to USD, reduced the issued share capital by reducing the par value of each common share in issue to $0.0001 (pre-2023 Reverse Share Split (as defined below)) and reduced the authorized share capital to $12,000 divided into 100,000,000 (pre-2023 Reverse Share Split) common shares of $0.0001 (pre-2023 Reverse Share Split) par value each and 20,000,000 preference shares of $0.0001 par value each. On December 13, 2023, the Company effected a one-for-twenty reverse share split (share consolidation) (the “2023 Reverse Share Split”) of the Company’s issued and outstanding common shares, resulting in the Company’s authorized share capital then being $12,000 divided into 5,000,000 common shares of $0.002 par value each and 20,000,000 preference shares of $0.0001 par value each. On May 16, 2024, the Company increased its authorized share capital to $202,000 divided into 100,000,000 common shares of $0.002 par value each and 20,000,000 preference shares of $0.0001 par value each. Unless indicated or the context otherwise requires, all per share amounts and numbers of common shares in this prospectus have been retrospectively adjusted for the 2023 Reverse Share Split. Documents incorporated by reference into this prospectus that were filed prior to October 25, 2022 and December 11, 2023, do not give effect to the 2022 Reverse Share Split or the 2023 Reverse Share Split, as applicable.

The terms “dollar,” “USD” or “$” refer to U.S. dollars and the term “Swiss Franc” and “CHF” refer to the legal currency of Switzerland. On August 16, 2024, the exchange rate as reported by the U.S. Federal Reserve Bank was CHF 0.8685 to USD 1.00.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Information on the Company” and “Operating and Financial Review and Prospects” sections and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus or incorporated by reference herein, before deciding to invest in our Securities.

Overview

We are a preclinical-stage biopharmaceutical company developing and supplying peptide-based nanoparticle technologies for efficient RNA delivery to extrahepatic tissues (OligoPhore™ / SemaPhore™ platforms). We currently have two flagship siRNA programs using our proprietary delivery technology: AM-401 for KRAS driven cancer and AM-411 for rheumatoid arthritis, both in preclinical development beyond in vivo proof of concept. The versatile delivery platform is also suited for mRNA and other RNA modalities and made available to pharma or biotech companies through out-licensing. In 2023 we took a first step to reposition our company around the RNA delivery business by spinning off a 51% stake in Altamira Medica AG, which manufactures and markets Bentrio®, an OTC nasal spray for allergic rhinitis. We thus continue to hold a 49% stake in the Bentrio® business (with additional economic rights). Further, we have announced our intention to partner / divest also our AM-125 program, a nasal spray for vertigo (post Phase 2), as well as our early- to late-stage clinical development programs in tinnitus and hearing loss.

Recent Developments

OligoPhore™ / SemaPhore™ platforms for extrahepatic RNA delivery

On August 12, 2024, we announced the publication of a peer-reviewed article in Nature Immunology demonstrating a significant reduction in tumor growth in animal cancer models through treatment with Zbtb46 mRNA delivered with Altamira’s SemaPhore™ nanoparticle technology. The publication by a research group from Washington University, St. Louis, MO, showed systemic delivery of Zbtb46 mRNA with SemaPhore™ nanoparticles in mouse models of sarcoma and metastatic breast cancer resulted in sustained Zbtb46 expression, a restored immunostimulatory tumor microenvironment and a highly significant reduction in tumor growth (p<0.0001). When combined with an immune checkpoint inhibitor (anti-PD1) treatment, outcomes were even more pronounced. According to the authors, the “Zbtb46 nanoparticles induced dramatic anti-PD1 response in both anti-PD1-responsive [sarcoma] and anti-PD1-refractory [breast cancer] tumor models, generating long-term complete remission of tumor in many of the treated animals.” Extended monotherapy with Zbtb46 nanoparticles produced complete remission even in mice refractory to anti-PD1 treatment. Mice whose sarcoma was eliminated through treatment did not develop fresh cancers following repeated challenge, indicating the development of a protective immunological memory.

On July 19, 2024, we announced the preprint publication of a study demonstrating effective treatment of abdominal aortic aneurysm (AAA) in an animal model. The study was conducted by a research group from Washington University, St. Louis, MO, and the University of South Florida, Tampa, FL. It showed that treatment with SOD2 mRNA delivered systemically with peptide-based nanoparticles (SemaPhore™) to AAA mice resulted in a significant reduction in aorta dilation (p<0.05), delayed rupture and a highly significant improvement in survival rates (p<0.01) compared to untreated controls. AAA is an inflammatory disease involving oxidative stress caused by excessive levels of reactive oxygen species (ROS), which results in an abnormal enlargement (bulge) of the abdominal aorta. The rupture of an AAA may be life-threatening; according to a publication by Shaw and colleagues in StatPearls in 2024, more than 50% of patients die before they reach the emergency room, and those who survive have very high morbidity.

On May 1, 2024, we announced that we had filed a provisional patent application with the United States Patent Office (USPTO) which describes novel nanoparticle compositions based on OligoPhore™, Altamira’s peptide-based oligonucleotide delivery platform, or derivatives thereof in combination with siRNA sequences targeting the p65 protein, a component of the NF-κB transcription factor. Activation of p65 has been observed in multiple types of cancer as well as in many inflammatory diseases. For instance, p65 is a well-known key checkpoint in rheumatoid arthritis (RA) inflammation, and thought to regulate cell proliferation, cell death, and stimulate metastasis in cancer. The new filing is intended to extend Altamira’s intellectual property related to its AM-411 development program for RA treatment, among others.

On March 25, 2024, we announced that we had entered into a collaboration agreement with Univercells Group (“Univercells”) to evaluate the use of our SemaPhore™ platform for the delivery of mRNA vaccines. Univercells is a global life sciences company creating platforms for developing and manufacturing biologics, including mRNA vaccines and therapeutics, in a simple, scalable and cost-efficient way. Under the terms of the agreement, Univercells will test in vitro and in vivo a proprietary mRNA vaccine delivered with Altamira’s SemaPhore™ nanoparticle platform. Should the experiments prove successful, Univercells and Altamira intend to discuss and negotiate a commercial agreement for the development and manufacturing of nanoparticle-based mRNA vaccines using Univercells’ production platform.

On February 7, 2024, we announced the publication of an article by Meng and colleagues in the Journal of Integrative Medicine which evaluates the use of various peptides to enhance adeno-associated virus (AAV) cell transduction. Recombinant AAVs are commonly used as carriers to introduce nucleic acids in cells for gene therapy; several AAV-based gene therapy drugs have already been approved by the U.S. Food and Drug Administration (FDA). The study sought to find ways of increasing the endosomal release of AAV-based therapeutics by using peptides derived from melittin, a component of bee venom known for its ability to permeabilize biological membranes. The research group evaluated 76 melittin derivatives, including p5RHH, the peptide underlying Altamira’s OligoPhore™ / SemaPhore™ nanoparticle platform for RNA delivery. The scientists discovered that insertion of p5RHH into the AAV vector (p5RHH-rAAV) not only enhanced cell transduction, but also succeeded in transducing cell lines typically considered resistant to AAVs. Further, an in vivo study in mice showed that the addition of p5RHH to the AAV capsid of several AAV serotypes significantly enhanced liver transduction compared to non-modified AAV vectors, observed up to the last time point four weeks after systemic administration.

On January 24, 2024, we announced that we had filed a second provisional patent application with the USPTO to provide broad coverage of different KRAS mutations in human cancer treatment with nanoparticles comprising the Company’s OligoPhore™ platform and a single siRNA sequence, polyKRASmut. The nanoparticles are developed by Altamira as AM-401. The second provisional application contains in vitro data confirming the ability of polyKRASmut siRNA to knock down a broad range of KRAS mutations in cancer cell lines. These mutations include G12C, G12V, G12D, G12R, G12A, and A146T, which account for 90.9% of KRAS mutations reported in pancreatic ductal adenocarcinoma (PDAC), 65.3% in colorectal cancer (CRC) and 80.0% in non-small cell lung cancer (NSCLC).

Bentrio® for protection against airborne allergens

On April 24, 2024, we announced the publication of the detailed results from the NASAR clinical trial with Bentrio® nasal spray in seasonal allergic rhinitis (SAR) by Becker and colleagues in the journal Allergy. The NASAR trial enrolled 100 patients during two allergy seasons in Australia who were randomized at a 1:1 ratio to receive either Bentrio® or saline nasal spray, the current standard of care in drug-free SAR management. Study participants self-administered the treatment for two weeks three times per day. The primary efficacy endpoint was the reduction in the mean daily reflective Total Nasal Symptom Score (rTNSS; ANCOVA model).

Bentrio®-treated patients achieved a significantly lower rTNSS than the saline group (least square means difference -1.1, p = 0.013) with improvement observed across all individual nasal symptoms. Health-related quality of life, as measured by the Rhinoconjunctivitis Quality of Life Questionnaire (RQLQ), was significantly improved as well (p < 0.001). Patients and investigators rated the efficacy of treatment as significantly better with Bentrio® compared to saline control (both p < 0.001). Both treatments showed similarly good safety and tolerability. With Bentrio®, fewer patients used relief medication and more enjoyed symptom-free days compared to saline treatment.

AM-125 in acute vestibular syndrome

On June 20, 2024, we announced the publication of an article by Özgirgin and colleagues in the journal Frontiers in Neurology describing the rationale for and use of betahistine in the treatment of residual dizziness following standard of care physical repositioning procedures for benign paroxysmal positional vertigo (BPPV). BPPV is characterized by repeated episodes of vertigo produced by changes in the head position relative to gravity, e.g. when tipping the head backward. It is typically caused by dislodged inner ear particles (otoconia) in one of the semicircular canals, most often the posterior canal. The debris elicits unwanted vestibular stimulation and is often cleared through physical repositioning procedures such as the Epley maneuver, which is strongly recommended by the Clinical Practice Guideline of the American Academy of Otolaryngology–Head and Neck Surgery.

Even in case of a successful physical repositioning procedure, patients may experience residual dizziness. This may last for a few days up to several weeks and may affect quality of life and be of incapacitating nature. Based on their review of available treatment options, the authors of the publication suggest the use of vestibular habituation therapies and vestibular rehabilitation programs to facilitate vestibular compensation and treatment with betahistine for improvement of inner ear blood supply and promotion of vestibular compensation. BPPV is the most common type of vertigo and accounts for 17 to 42% of all diagnosed cases; in the United States, healthcare costs associated with the diagnosis of BPPV alone approach $2 billion per year.

“At the market” program

On January 19, 2024, we entered into a sales agreement (the “HCW Sales Agreement”) with H.C. Wainwright & Co., LLC (“HCW”). Pursuant to the terms of the HCW Sales Agreement, we may offer and sell our Common Shares, from time to time through HCW by any method deemed to be an “at-the-market” offering as defined in Rule 415(a)(4) promulgated under the Securities Act. Pursuant to the HCW Sales Agreement, as of August 21, 2024, we have sold 637,460 Common Shares under the HCW Sales Agreement for aggregate gross proceeds of $1.66 million.

The HCW Sales Agreement effectively replaced the sales agreement that we entered into with A.G.P./Alliance Global Partners (“A.G.P.” and the “A.G.P. Sales Agreement”) on November 20, 2018, and amended on April 5, 2019. Pursuant to the terms of the A.G.P. Sales Agreement, the Company could offer and sell its Common Shares, from time to time through A.G.P. by any method deemed to be an “at-the-market” offering as defined in Rule 415(a)(4) promulgated under the Securities Act. Prior to its termination, we sold an aggregate of 123,512 of our Common Shares for an aggregate offering price of $13.1 million pursuant to the A.G.P. Sales Agreement.

Corporate Information

We are an exempted company incorporated under the laws of Bermuda. We began our current operations in 2003. On April 22, 2014, we changed our name from Auris Medical AG to Auris Medical Holding AG and transferred our operational business to our newly incorporated subsidiary Auris Medical AG, which is now our main operating subsidiary (since renamed as Altamira Therapeutics AG). On March 13, 2018, we effected a corporate reorganization through a merger into a newly formed holding company for the purpose of effecting the equivalent of a 10-1 “reverse share split.” Following shareholder approval at an extraordinary general meeting of shareholders held on March 8, 2019 and upon the issuance of a certificate of continuance by the Registrar of Companies in Bermuda on March 18, 2019, the Company discontinued as a Swiss company and, pursuant to Article 163 of the Swiss Federal Act on Private International Law and pursuant to Section 132C of the Companies Act 1981 of Bermuda (the “Companies Act”), continued existence under the Companies Act as a Bermuda company with the name “Auris Medical Holding Ltd.” Following shareholders’ approval at a special general meeting of shareholders held on July 21, 2021, we changed our name to Altamira Therapeutics Ltd. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, telephone number +1 (441) 295 5950.

We maintain a website at www.altamiratherapeutics.com where general information about us is available. Investors can obtain copies of our filings with the Securities and Exchange Commission, or the SEC or the Commission, from this site free of charge, as well as from the SEC website at www.sec.gov. We are not incorporating the contents of our website into this prospectus.

Implications of Being a Foreign Private Issuer

We currently report under the Exchange Act as a non-U.S. company with foreign private issuer, or FPI, status. Although we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Common Shares. You should carefully read this entire prospectus before investing in our common shares including “Risk Factors,” our consolidated financial statements and the documents incorporated herein.

Common Shares Offered by us	Up to Common Shares at an assumed combined public offering price of $ per Common Share and accompanying Common Warrants, which is based on the last sale price of our Common Shares as reported by Nasdaq on , 2024.

Pre-Funded Warrants Offered by us

We are also offering to those purchasers whose purchase of Common Shares in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of our outstanding Common Shares immediately following consummation of this offering, the opportunity to purchase, if they so choose, Pre-Funded Warrants to purchase up to         Common Shares in lieu of Common Shares that would otherwise result in ownership in excess of 4.99% (or 9.99%, as applicable) of our outstanding Common Shares.

The exercise price of each Pre-Funded Warrant will be $0.002 per Common Share. The purchase price of each Pre-Funded Warrant and accompanying Common Warrants will equal the price per Common Share and accompanying Common Warrants being sold to the public in this offering, minus $0.002.

Each Pre-Funded Warrant will be immediately exercisable and may be exercised at any time until exercised in full. There is no expiration date for the Pre-Funded Warrants. To better understand the terms of the Pre-Funded Warrants, you should carefully read the “Description of Securities We Are Offering” section of this prospectus. You should also read the form of Pre-Funded Warrant, which will be filed as an exhibit to the registration statement that includes this prospectus.

This prospectus also relates to the offering of the Common Shares issuable upon exercise of the Pre-Funded Warrants.

Common Warrants Offered by us

The Common Warrants will have an exercise price of $        per Common Share. The Series A-1 Warrants will expire on the             anniversary of the initial issuance date. The Series A-2 Warrants will expire on the             anniversary of the initial issuance date. The Common Warrants will be exercisable immediately upon issuance.

The Common Shares and Pre-Funded Warrants, and the accompanying Common Warrants, as the case may be, can only be purchased together in this offering but will be issued separately. Because we will issue Common Warrants for each Common Share and for each Pre-Funded Warrant sold in this offering, the number of Common Warrants sold in this offering will not change as a result of a change in the mix of the Common Shares and Pre-Funded Warrants sold.

To better understand the terms of the Common Warrants, you should carefully read the “Description of Securities We Are Offering” section of this prospectus. You should also read the forms of Common Warrants, which will be filed as exhibits to the registration statement that includes this prospectus. This prospectus also relates to the offering of the Common Shares issuable upon exercise of the Common Warrants.

Placement Agent Warrants Offered by us

We have also agreed to issue to the Placement Agent or its designees as compensation in connection with this offering, warrants to purchase up to         Common Shares. The Placement Agent Warrants will be exercisable beginning on the date of issuance and will have substantially the same terms as the Common Warrants, except that the Placement Agent Warrants will have an exercise price of $        per Common Share (representing            % of the combined public offering price per Common Share and accompanying Common Warrants) and a termination date that will be five years from the commencement of the sales pursuant to this offering. See “Plan of Distribution” below.

To better understand the terms of the Placement Agent Warrants, you should carefully read the descriptions of the Placement Agent Warrants in the “Description of Securities We Are Offering” and “Plan of Distribution” sections of this prospectus. You should also read the form of Placement Agent Warrant, which will be filed as an exhibit to the registration statement that includes this prospectus. This prospectus also relates to the offering of the Common Shares issuable upon exercise of the Placement Agent Warrants.

Common Shares Outstanding	3,230,524 shares as of August 21, 2024.

Common Shares to be Outstanding After This Offering	Common Shares, assuming exercise in full of all Pre-Funded Warrants and no exercise of the Common Warrants and Placement Agent Warrants being offered in this offering. To the extent Pre-Funded Warrants are sold, the number of Common Shares sold in this offering will be reduced on a one-for-one basis.

Use of Proceeds

We estimate that the net proceeds of this offering based upon an assumed combined public offering price of $        per Common Share and accompanying Common Warrants, which was the closing price of our Common Shares on Nasdaq on        , 2024, after deducting Placement Agent fees and estimated offering expenses, will be approximately $        million, assuming the exercise in full of all Pre-Funded Warrants offered hereby and assuming no exercise of the Common Warrants and Placement Agent Warrants.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 and other information included and incorporated by reference in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our Securities.

Lock-Up Agreements	The Company and our directors and officers have agreed with the Placement Agent, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Common Shares or securities convertible into or exercisable or exchangeable for our Common Shares for a period of after the closing of this offering. See “Plan of Distribution” for more information.

Nasdaq Listing	Our Common Shares are listed on Nasdaq under the symbol “CYTO.” We do not intend to apply for the listing of the Pre-Funded Warrants, Placement Agent Warrants or Common Warrants on any national securities exchange or other trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants, Placement Agent Warrants and Common Warrants will be limited.

The number of our Common Shares to be issued and outstanding after this offering is based on 3,230,524 Common Shares issued and outstanding as of August 21, 2024 and excludes:

●	404,608 of our Common Shares issuable upon the exercise of options outstanding as of August 21, 2024 at a weighted average exercise price of $2.56 per Common Share; and

●	677,893 Common Shares issuable upon the exercise of warrants outstanding as of August 21, 2024 at a weighted average exercise price of $16.51 per Common Share.

Unless otherwise indicated, the information in this prospectus, including the number of Common Shares outstanding after this offering, does not reflect any exercise of the Common Warrants or the Placement Agent Warrants, and exercise in full of all Pre-Funded Warrants issued in this offering.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below and in “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2023, incorporated by reference herein, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our Securities. The risks and uncertainties described below or incorporated by reference in this prospectus are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our Common Shares could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering

Purchasers who purchase our Securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: (i) timely delivery of shares; (ii) agreement to not enter into variable rate financings for         from closing, subject to certain exceptions; (iii) agreement to not enter into any financings for         days from closing; and (iv) indemnification for breach of contract.

This is a reasonable best efforts offering, with no minimum amount of Securities required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans, nor will investors in this offering receive a refund in the event that we do not sell an amount of Securities sufficient to pursue the business goals outlined in this prospectus.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the Securities in this offering. The Placement Agent has no obligation to buy any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the Securities. We may sell fewer than all of the Securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Securities sufficient to support our business goals and continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional capital may not be available or available on terms acceptable to us, or at all.

There is no required minimum number of Securities that must be sold as a condition to completion of this offering, and we have not, nor will we, establish an escrow account in connection with this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of Securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.

If you purchase our Securities in this offering, you will incur immediate and substantial dilution in the net tangible book value of your Common Shares.

If you purchase Common Shares in this offering, you will suffer immediate and substantial dilution in the net tangible book value of the Common Shares you purchase in this offering. The public offering price is substantially higher than our pro forma as adjusted net tangible book value per Common Share. Investors purchasing Securities in this offering will pay a price per Common Share and accompanying Common Warrants that substantially exceeds the per Common Share value of our pro forma as adjusted book value of our tangible assets after subtracting our liabilities. Based on the assumed combined public offering price of $         per Common Share and accompanying Common Warrants, you will experience immediate dilution of $       per Common Share, representing the difference between our pro forma as adjusted net tangible book value per Common Share after this offering and the assumed combined public offering price per Common Share and accompanying Common Warrants. See the section entitled “Dilution” for additional information.

There is no public market for the Pre-Funded Warrants or the Common Warrants sold in this offering.

There is no established public trading market for the Pre-Funded Warrants or Common Warrants being sold in this offering. We will not list the Pre-Funded Warrants or Common Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Therefore, we do not expect a market to ever develop for the Pre-Funded Warrants or Common Warrants. Without an active market, the liquidity of the Pre-Funded Warrants and the Common Warrants will be limited.

The Pre-Funded Warrants and Common Warrants are speculative in nature. Holders of the Pre-Funded Warrants and the Common Warrants offered hereby will have no rights as common shareholders with respect to Common Shares underlying such warrants until such holders exercise their warrants and acquire our Common Shares, except as otherwise provided in the Pre-Funded Warrants and the Common Warrants.

The Pre-Funded Warrants and Common Warrants do not confer any rights of Common Share ownership on their holders, such as voting rights or the right to receive dividends, but merely represent the right to acquire Common Shares at a fixed price. Commencing on the date of issuance, holders of the Pre-Funded Warrants and the Common Warrants may exercise their right to acquire the underlying Common Shares and pay the respective stated warrant exercise price per Common Share. Following this offering, the market value of the Common Warrants is uncertain and there can be no assurance that the market value of the Common Warrants, if any, will equal or exceed their combined public offering prices. There can be no assurance that the market price of the Common Shares will ever equal or exceed the exercise price of the Common Warrants, and consequently, whether it will ever be profitable for holders of Common Warrants to exercise the Common Warrants.

Until holders of the Pre-Funded Warrants and the Common Warrants acquire Common Shares upon exercise thereof, holders of such Pre-Funded Warrants and Common Warrants will have no rights with respect to Common Shares, except as provided in the Pre-Funded Warrants and the Common Warrants, respectively. Upon exercise of the Pre-Funded Warrants and Common Warrants, such holders will be entitled to the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of the offering. We currently intend to use the net proceeds, if any, from this offering for working capital and general corporate purposes. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our Common Shares or other securities. See the section of this prospectus titled “Use of Proceeds” on page 12.

Risks Related to our Securities

We need to raise capital in this offering to support our operations, and there is substantial doubt about our ability to continue as a going concern. If we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts.

We expect that we will need additional funding. We have incurred recurring losses and negative cash flows from operations since inception and we expect to generate losses from operations for the foreseeable future primarily due to research and development costs for our RNA delivery platforms and our product candidates AM-401 and AM-411. We also expect to continue to incur additional costs associated with operating as a public company.

We expect our total cash need in 2024 to be in the range of CHF 5.0 to 6.0 million, prior to the receipt of any proceeds from this offering. Our assumptions may prove to be wrong, and we may have to use our capital resources sooner than we currently expect. To the extent that we will be unable to generate sufficient cash proceeds from the planned divestiture or partnering of our AM-125 development program and revenues from our 49% stake in our associated company Altamira Medica AG, the receipt of grants, licensing and service fees from collaborations in the field of RNA delivery as well as further issuances of Common Shares under the purchase agreement we entered into with Lincoln Park Capital Fund, LLC on December 5, 2022 (the “LPC Purchase Agreement”) and/or under the HCW Sales Agreement, we may need substantial additional financing to meet these funding requirements. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements incorporated by reference in this prospectus have been prepared on a going concern basis, which contemplates the continuity of normal activities and realization of assets and settlement of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Because there is substantial doubt over the Company’s going concern, this may negatively affect the valuation of the Company’s investments in its subsidiaries and result in a revaluation of these holdings. Our board of directors will need to consider the interests of our creditors and take appropriate action to restructure the business if it appears that we are insolvent or likely to become insolvent. Our future funding requirements will depend on many factors, including but not limited to:

•	the scope, rate of progress, results and cost of our nonclinical testing and other related activities;

•	the cost of sourcing key ingredients for our RNA delivery programs and of manufacturing our product candidates and any products that we may develop;

•	the scope of the further development of our RNA delivery platforms and the number and characteristics of product candidates that we pursue; and

•	the terms and timing of any collaborative, licensing, and other arrangements that we may establish, including any required milestone and royalty payments thereunder.

Additional funds may not be available on a timely basis, on favorable terms, or at all, and such funds, if raised, may not be sufficient to enable us to continue to implement our long-term business strategy. If we are not able to raise capital when needed, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts, which could materially harm our business, prospects, financial condition and operating results. This could then result in bankruptcy, or the liquidation of the Company.

You may experience future dilution as a result of future equity offerings or other equity issuances.

In order to raise additional capital, we believe that we will offer and issue additional Common Shares or other securities convertible into or exchangeable for our Common Shares in the future. We cannot assure you that we will be able to sell Common Shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by purchasers in this offering, and investors purchasing other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Common Shares or other securities convertible into or exchangeable for our Common Shares in future transactions may be higher or lower than the price per share in this offering.

In addition, we have a significant number of warrants, options and convertible debt outstanding. To the extent that outstanding options, warrants or convertible debt have been or may be exercised or converted or other Common Shares are issued, you may experience further dilution. Further, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans, which may lead to further dilution.

Our Common Shares may be involuntarily delisted from trading on The Nasdaq Capital Market if we fail to comply with the continued listing requirements. A delisting of our Common Shares is likely to reduce the liquidity of our Common Shares and may inhibit or preclude our ability to raise additional financing.

We are required to comply with certain Nasdaq continued listing requirements, including a series of financial tests relating to shareholder equity, market value of listed securities and number of market makers and shareholders. If we fail to maintain compliance with any of those requirements, our Common Shares could be delisted from The Nasdaq Capital Market.

On multiple occasions in recent years, we failed to maintain compliance with the minimum bid price requirement. To address that non-compliance, on each of May 1, 2019, October 25, 2022, and December 13, 2023, we effected a “reverse share split” at a ratio of 20-for-1 and, in each case, we subsequently regained compliance as our share price increased. Additionally, on May 25, 2023, we received a letter from Nasdaq indicating that we were no longer in compliance with Nasdaq’s minimum shareholders’ equity requirement. On November 21, 2023, we regained compliance. However, there can be no assurance that we will be able to successfully maintain compliance with the several Nasdaq continued listing requirements.

If, for any reason, Nasdaq should delist our Common Shares from trading on its exchange and we are unable to obtain listing on another national securities exchange or take action to restore our compliance with the Nasdaq continued listing requirements, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders:

●	the liquidity of our Common Shares;

●	the market price of our Common Shares;

●	our ability to obtain financing for the continuation of our operations;

●	the number of institutional and general investors that will consider investing in our Common Shares;

●	the number of investors in general that will consider investing in our Common Shares;

●	the number of market makers in our Common Shares;

●	the availability of information concerning the trading prices and volume of our Common Shares; and

●	the number of broker-dealers willing to execute trades in our Common Shares.

Moreover, delisting may make unavailable a tax election that could affect the U.S. federal income tax treatment of holding, and disposing of, our Common Shares. See “Taxation—Material U.S. Federal Income Tax Considerations for U.S. Holders” below.

If we are or become classified as a passive foreign investment company (“PFIC”), our U.S. shareholders and holders of the Common Warrants and Pre-Funded Warrant may suffer adverse tax consequences as a result.

A non-U.S. corporation, such as our Company, will be considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

Based upon our current and projected income and assets, and projections as to the value of our assets, we do not anticipate that we will be a PFIC for the 2024 taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we will be or become a PFIC is a factual determination made annually that will depend, in part, upon the composition of our income and assets, and we have not and will not obtain an opinion of counsel regarding our classification as a PFIC. Fluctuations in the market price of our Common Shares may cause us to be classified as a PFIC in any taxable year because the value of our assets for purposes of the asset test, including the value of our goodwill and non-recorded intangibles, may be determined by reference to the market price of our Common Shares from time to time (which may be volatile). If our market capitalization subsequently declines, we may be or become classified as a PFIC for the 2024 taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and any future fundraising activity. Under circumstances where our revenues from activities that produce passive income significantly increases relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. It is also possible that the Internal Revenue Service (the “IRS”) may challenge the classification or valuation of our Company’s assets, including its goodwill and other non-recorded intangibles, or the classification of certain amounts received by our Company, which may result in our Company being, or becoming classified as, a PFIC for the 2024 taxable year or future taxable years. Accordingly, there can be no assurance that we will not be a PFIC in the current or for any future taxable year and U.S. investors should invest in our Common Shares, Common Warrants or Pre-Funded Warrants only if they are willing to bear the U.S. federal income tax consequences associated with investments in PFICs.

If we were a PFIC for any taxable year during which a U.S. investor held our Common Shares, Common Warrants or Pre-Funded Warrants, certain adverse U.S. federal income tax consequences could apply to the U.S. Holder. See “Taxation—Material U.S. Federal Income Tax Considerations for U.S. Holders.”

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We report under International Financial Reporting Standards as issued by the International Accounting Standards Board and Interpretations (collectively “IFRS”). None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

The terms “dollar,” “USD” or “$” refer to U.S. dollars, the term, “Swiss Francs” or “CHF” refers to the legal currency of Switzerland and the terms “€” or “euro” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended. Unless otherwise indicated, all references to currency amounts in this prospectus are in Swiss Francs.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

MARKET AND INDUSTRY DATA

This prospectus contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third-party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to:

●	our operation as a drug development-stage company with limited operating history and a history of operating losses;

●	our need for substantial additional funding to continue the development of our RNA delivery platforms and product candidates before we can expect to become profitable from the out-licensing of our platform technology and products and the possibility that we may be unable to raise additional capital when needed;

●	the timing, scope, terms and conditions of a potential divestiture or partnering of the Company’s AM-125 development program in vertigo as well as the cash such transaction(s) may generate;

●	our dependence on the success of OligoPhore™, SemaPhore™, AM-401 and AM-411, which are still in preclinical development, and may eventually prove to be unsuccessful;

●	the chance that we may become exposed to costly and damaging liability claims resulting from the testing of our product candidates in the clinic;

●	the chance our clinical trials may not be completed on schedule, or at all, as a result of factors such as delayed enrollment or the identification of adverse effects;

●	our reliance on our current strategic relationship with Washington University and the potential success or failure of strategic relationships, joint ventures or mergers and acquisitions transactions;

●	our reliance on third parties to conduct certain of our nonclinical studies and on third-party, single-source suppliers to supply certain key ingredients for our RNA delivery platforms or produce our product candidates;

●	our ability to obtain, maintain and protect our intellectual property rights and operate our business without infringing or otherwise violating the intellectual property rights of others;

●	our ability to meet the continuing listing requirements of Nasdaq and remain listed on The Nasdaq Capital Market;

●	the chance that certain intangible assets related to our product candidates will be impaired; and

●	other risk factors discussed under “Item 3. Key Information-D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2023.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations, cash flows or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $        million (assuming the sale of the maximum number of Securities offered hereby), based upon an assumed combined public offering price of $        per Common Share and accompanying Common Warrants (which is the last reported sale price of our Common Shares on Nasdaq on        , 2024), after deducting Placement Agent fees and estimated offering expenses payable by us and assuming no exercise of the Common Warrants and Placement Agent Warrants and exercise in full of the Pre-Funded Warrants.

However, because this is a reasonable best efforts offering with no minimum number of Securities or amount of proceeds as a condition to closing, the actual offering amount, Placement Agent fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell all or any of the Securities we are offering. As a result, we may receive significantly less in net proceeds. Based on the assumed combined public offering price set forth above, we estimate that our net proceeds from the sale of 75%, 50%, and 25% of the Securities offered in this offering would be approximately $        million, $      million, and $      million, respectively, after deducting the Placement Agent fees and estimated offering expenses payable by us, and assuming no exercise of the Common Warrants and Placement Agent Warrants and exercise in full of the Pre-Funded Warrants. We will only receive additional proceeds from the exercise of the Pre-Funded Warrants, if any, and the Placement Agent Warrants and Common Warrants we are issuing in this offering if the Pre-Funded Warrants, Placement Agent Warrants and the Common Warrants are exercised for cash. We cannot predict when or if the Pre-Funded Warrants, Placement Agent Warrants or the Common Warrants will be exercised. It is possible that these warrants may expire and may never be exercised.

These estimates exclude the proceeds, if any, from the exercise of Common Warrants offered hereby. If all of the Common Warrants offered hereby were to be exercised in cash at the assumed exercise price of $        per Common Share, we would receive additional proceeds of approximately $        million. We cannot predict when or if these Common Warrants will be exercised. It is possible that these Common Warrants may expire and may never be exercised. Additionally, these Common Warrants contain a cashless exercise provision that permit exercise of such Common Warrants on a cashless basis at any time when there is no effective registration statement under the Securities Act covering the issuance of the underlying Common Shares.

These estimates also exclude the proceeds, if any, from the exercise of Placement Agent Warrants to be issued to the Placement Agent or its designees as compensation in connection with this offering. If all of the Placement Agent Warrants were to be exercised in cash at the assumed exercise price of $        per Common Share, we would receive additional proceeds of approximately $        million. We cannot predict when or if these Placement Agent Warrants will be exercised. It is possible that these Placement Agent Warrants may expire and may never be exercised. Additionally, these Placement Agent Warrants contain a cashless exercise provision that permit exercise of such Placement Agent Warrants on a cashless basis at any time when there is no effective registration statement under the Securities Act covering the issuance of the underlying Common Shares.

We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of the offering. However, our management will have significant flexibility and discretion in the timing and application of the net proceeds of the offering. Unforeseen events or changed business conditions may result in application of the proceeds of the offering in a manner other than as described in this prospectus. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never paid a dividend, and we do not anticipate paying dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in our Common Shares will benefit in the foreseeable future only if our Common Shares appreciate in value.

Any future determination to declare and pay dividends to holders of our Common Shares will be made at the discretion of our board of directors, which may take into account several factors, including general economic conditions, our financial condition and results of operations, available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our shareholders and any other factors that our board of directors may deem relevant. In addition, pursuant to the Companies Act, a company may not declare or pay dividends if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due or (2) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each of our common shares is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preferred shares.

We are a holding company with no material direct operations. As a result, we would be dependent on dividends, other payments or loans from our subsidiaries in order to pay a dividend. Our subsidiaries are subject to legal requirements of their respective jurisdictions of organization that may restrict their paying dividends or other payments, or making loans, to us.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and our total capitalization (defined as total debt and shareholders’ equity) as of December 31, 2023:

●	on an actual basis;

●	on a pro forma basis to give effect to the issuance of 1,192,739 of our Common Shares for an aggregate of $2,643,956 in gross proceeds pursuant to the HCW Sales Agreement and the LPC Purchase Agreement subsequent to December 31, 2023;

●	on a pro forma as adjusted basis to give further effect to our issuance and sale of Common Shares (or Pre-Funded Warrants to purchase up to Common Shares in lieu thereof) and accompanying Common Warrants to purchase up to Common Shares in this offering, at the assumed public offering price of $ per Common Share and accompanying Common Warrants, which is the last reported sale price of our Common Shares on Nasdaq on , 2024, after deducting Placement Agent’s fees and estimated offering expenses payable by us, excluding the proceeds, if any, from the exercise of the Common Warrants or Placement Agent Warrants issued in this offering, assuming the immediate full exercise for cash of any Pre-Funded Warrants issued in this offering and assuming no value is attributed to the Common Warrants being sold in this offering.

Investors should read this table in conjunction with our audited consolidated financial statements and related notes as of and for the year ended December 31, 2023 and management’s discussion and analysis thereon, each as incorporated by reference into this prospectus, as well as “Use of Proceeds” in this prospectus.

U.S. dollar amounts have been translated into Swiss Francs at a rate of CHF 0.8405 to USD 1.00, the official exchange rate quoted as of December 29, 2023 by the U.S. Federal Reserve Bank. Such Swiss Franc amounts are not necessarily indicative of the amounts of Swiss Francs that could actually have been purchased upon exchange of U.S. dollars on December 29, 2023 and have been provided solely for the convenience of the reader. On August 16, 2024, the exchange rate as reported by the U.S. Federal Reserve Bank was CHF 0.8685 to USD 1.00.

The pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the actual public offering price of our Securities and other terms of this offering determined at pricing. You should read this capitalization table in conjunction with “Use of Proceeds,” and our financial statements and the related notes thereto appearing elsewhere in this prospectus or incorporated by reference herein.

	As of December 31, 2023
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands of CHF, except for share amounts)
Cash and cash equivalents	617	2,795
Lease liabilities	100	100
Shareholders’ equity:
Share capital
Common Shares, par value $0.002 per share; 1,477,785 Common Shares issued and outstanding on an actual basis, 2,670,524 Common Shares issued and outstanding on a pro forma basis, Common Shares issued and outstanding on a pro forma as adjusted basis	3	5
Share premium	20,103	22,279
Other reserves	4,399	4,399
Accumulated deficit	(18,046)	(18,046)
Total shareholders’ equity attributable to owners of the Company	6,459	8,637
Total capitalization	6,559	8,737

The above discussion and table are based on 1,477,785 Common Shares outstanding as of December 31, 2023 and exclude:

●	145,324 of our Common Shares issuable upon the exercise of options outstanding as of December 31, 2023 at a weighted average exercise price of $22.17 per Common Share; and

●	759,167 of our Common Shares issuable upon the exercise of warrants outstanding as of December 31, 2023 at a weighted average exercise price of $15.59 per Common Share.

DILUTION

If you invest in our Securities, your interest will be diluted to the extent of the difference between the public offering price you pay in this offering and our pro forma as adjusted net tangible book value per Common Share immediately after this offering.

As of December 31, 2023, we had a net tangible book value of approximately $0.1 million, corresponding to a net tangible book value of $0.05 per Common Share. Net tangible book value per Common Share represents the amount of our total assets less our total liabilities, excluding intangible assets, goodwill as included in investment in an associate and right of use assets, divided by 1,477,785, the total number of our Common Shares outstanding as of December 31, 2023.

As of December 31, 2023, after giving effect to the issuance of 1,192,739 of our Common Shares for an aggregate of $2,643,956 in gross proceeds pursuant to the HCW Sales Agreement and the LPC Purchase Agreement subsequent to December 31, 2023, our pro forma net tangible book value would have been approximately $2.7 million, corresponding to a pro forma net tangible book value of $1.00 per Common Share.

After giving further effect to the sale by us of         Common Shares (or Pre-Funded Warrants to purchase up to      Common Shares in lieu thereof) and accompanying Common Warrants to purchase up to       Common Shares, at the assumed public offering price of $     per Common Share and accompanying Common Warrants, which is the last reported sale price of our Common Shares on Nasdaq on        , 2024, assuming no value is attributed to the Common Warrants being sold in this offering, after deducting Placement Agent’s fees and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the Common Warrants or Placement Agent Warrants issued in this offering and assuming the immediate full exercise for cash of any Pre-Funded Warrants sold in this offering, our pro forma as adjusted net tangible book value estimated at December 31, 2023 would have been approximately $        million, representing $        per Common Share. This represents an immediate increase in pro forma net tangible book value of $        per Common Share to existing shareholders and an immediate dilution in net tangible book value of $        per Common Share to new investors purchasing Common Shares in this offering, assuming no sale of Pre-Funded Warrants. Dilution for this purpose represents the difference between the price per Common Share and accompanying Common Warrants paid by these purchasers and net tangible book value per Common Share immediately after the completion of the offering.

The following table illustrates this dilution to new investors purchasing common shares in the offering.

Assumed combined public offering price per Common Share and accompanying Common Warrants			$
Historical net tangible book value per Common Share at December 31, 2023		$0.05
Increase in historical net tangible book value per Common Share attributable to the pro forma events		$0.95
Pro forma net tangible book value per Common Share at December 31, 2023		$1.00
Increase in pro forma net tangible book value per Common Share attributable to this offering	$
Pro forma as adjusted net tangible book value per Common Share at December 31, 2023 after giving effect to the offering	$
Dilution per Common Share to new investors			$

In accordance with SEC rules, in the event that the actual combined public offering per Common Share and accompanying Common Warrants is more or less than the assumed combined public offering price of $        per Common Share and accompanying Common Warrants (the last reported sale price of our Common Shares on Nasdaq on        , 2024), the number of Common Shares and/or Pre-Funded Warrants and accompanying Common Warrants we sell may be decreased or increased so long as the aggregate offering amount does not exceed the total amount registered on the registration statement of which this prospectus forms a part. Assuming a total offering amount of $       , for every $0.10 increase in the assumed combined public offering price per Common Share and accompanying Common Warrants, we would sell         fewer Common Shares and/or Pre-Funded Warrants and accompanying Common Warrants, and for every $0.10 decrease in the assumed combined public offering price per Common Share and accompanying Common Warrants, we would sell         additional Common Shares and/or Pre-Funded Warrants and accompanying Common Warrants. A $0.10 increase in the assumed combined public offering price per Common Share and accompanying Common Warrants would increase the as adjusted net tangible book value per Common Share by $        and increase the dilution per Common Share to investors participating in this offering by $        (assuming no sale of Pre-Funded Warrants in this offering), after deducting Placement Agent’s fees and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the Common Warrants or Placement Agent Warrants issued in this offering. A $0.10 decrease in the assumed combined public offering price per Common Share and accompanying Common Warrants would decrease the as adjusted net tangible book value per Common Share by $        and decrease the dilution per Common Share to investors participating in this offering by $        (assuming no sale of Pre-Funded Warrants in this offering), after deducting Placement Agent’s fees and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the Common Warrants or Placement Agent Warrants issued in this offering.

The above discussion and table are based on 1,477,785 Common Shares outstanding as of December 31, 2023 and exclude:

●	145,324 of our Common Shares issuable upon the exercise of options outstanding as of December 31, 2023 at a weighted average exercise price of $22.17 per Common Share; and

●	759,167 of our Common Shares issuable upon the exercise of warrants outstanding as of December 31, 2023 at a weighted average exercise price of $15.59 per Common Share.

To the extent that outstanding options or warrants, including any warrants issued in this offering, are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

Swiss Franc amounts have been translated into U.S. dollars at a rate of CHF 0.8405 to USD 1.00, the official exchange rate quoted as of December 29, 2023 by the U.S. Federal Reserve Bank. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of Swiss Francs on December 29, 2023 and have been provided solely for the convenience of the reader. On August 16, 2024, the exchange rate as reported by the U.S. Federal Reserve Bank was CHF 0.8685 to USD 1.00.

Except as indicated otherwise, the discussion and table above assume no exercise of Common Warrants accompanying the Common Shares and Pre-Funded Warrants sold in this offering and no exercise of the Placement Agent Warrants.

DESCRIPTION OF SHARE CAPITAL

As of December 31, 2023, our authorized share capital consisted of 5,000,000 Common Shares, par value $0.002 per share, and 20,000,000 preference shares, par value $0.0001 per share, and there were 1,477,785 Common Shares issued and outstanding, excluding 145,324 Common Shares issuable upon exercise of options and 759,167 Common Shares issuable upon exercise of warrants, and no preference shares issued and outstanding. All the Company’s issued and outstanding shares are fully paid in. See Item 10.B. of our Annual Report on Form 20-F for the year ended December 31, 2023, which is incorporated herein by reference. At the annual general meeting of the Company held on May 16, 2024, the Company’s authorized share capital was increased to $202,000 divided into 100,000,000 Common Shares of par value $0.002 each and 20,000,000 preference shares of par value $0.0001 each.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to         of our Common Shares at an assumed combined public offering price of $        per Common Share and accompanying Common Warrants (the last reported sale price of our Common Shares on Nasdaq on        , 2024). We are also offering Pre-Funded Warrants to those purchasers whose purchase of Common Shares in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, a lesser percentage or greater percentage up to 9.99%) of our outstanding Common Shares following the consummation of this offering in lieu of the Common Shares that would result in such excess ownership. For each Pre-Funded Warrant we sell, the number of Common Shares we sell in this offering will be decreased on a one-for-one basis. Each Common Share (or Pre-Funded Warrant in lieu of a Common Share) is being sold together with Common Warrants, each to purchase one Common Share. The Common Shares (or Pre-Funded Warrants in lieu thereof) and related Common Warrants will be issued separately. We are also registering the Common Shares issuable from time to time upon exercise of the Pre-Funded Warrants and the Common Warrants offered hereby.

Common Shares

Holders of Common Shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Common Shares. Unless a different majority is required by law or by our Bye-laws, resolutions to be approved by holders of Common Shares require approval by a simple majority of votes cast at a general meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of Common Shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Other material terms and provisions of our Common Shares are described under the caption “Description of Share Capital” in this prospectus and are incorporated herein by reference.

Series A-1 Warrants to be Issued in this Offering

The material terms and provisions of the Series A-1 Warrants are summarized below. This summary of some provisions of the Series A-1 Warrants is not complete and is qualified in its entirety by the form of Series A-1 Warrant, to be filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of Series A-1 Warrants for a complete description of the terms and conditions of the Series A-1 Warrants.

Duration, Exercise Price and Form. Each Series A-1 Warrant offered hereby will have an exercise price equal to $        per Common Share. The Series A-1 Warrants will be exercisable immediately upon issuance and may be exercised until the             anniversary of the initial issuance date. The exercise price and number of Common Shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends (bonus issues), share splits (share consolidations or subdivisions), reorganizations or similar events affecting our Common Shares and the exercise price. The Series A-1 Warrants will be issued separately from the Common Shares or the Pre-Funded Warrants, as the case may be. The Series A-1 Warrants will be issued in certificated form only.

No Fractional Shares. No fractional Common Shares will be issued upon the exercise of Series A-1 Warrants. Rather, the number of Common Shares to be issued will, at our election, either be rounded up to the nearest whole number (provided that all such shares shall be fully paid shares) or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exercise Limitation. The Series A-1 Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Series A-1 Warrants to the extent that the holder would own more than 4.99% of the outstanding Common Shares (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding Common Shares after exercising the holder’s Series A-1 Warrants up to 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A-1 Warrants.

Cashless Exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the underlying shares to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the Series A-1 Warrants.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Series A-1 Warrants and generally including any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding Common Shares, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding Common Shares, the holders of the Series A-1 Warrants will be entitled to receive upon exercise of the Series A-1 Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A-1 Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder of the Series A-1 Warrants will have the right to require us to repurchase its Series A-1 Warrants at the Black-Scholes Value (as defined in the Series A-1 Warrants); provided, however, that, if the fundamental transaction is not within our control, including not approved by our Board, then the holder will only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes Value of the unexercised portion of the Series A-1 Warrant that is being offered and paid to the holders of our Common Shares in connection with the fundamental transaction.

Transferability. Subject to applicable laws, a Series A-1 Warrant may be transferred at the option of the holder upon surrender of the Series A-1 Warrants to us together with the appropriate instruments of transfer.

Rights as a Shareholder. Except as otherwise provided in the Series A-1 Warrants or by virtue of the holders’ ownership of Common Shares, the holders of the Series A-1 Warrants do not have the rights or privileges of holders of our Common Shares, including any voting rights, until such Series A-1 Warrant holders exercise their Series A-1 Warrants.

Waivers and Amendments. The Series A-1 Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Trading Market and Listing. There is no established trading market for the Series A-1 Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Series A-1 Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A-1 Warrants will be limited. The Common Shares issuable upon exercise of the Series A-1 Warrants are currently listed on Nasdaq.

Series A-2 Warrants to be Issued in this Offering

The material terms and provisions of the Series A-2 Warrants are summarized below. This summary of some provisions of the Series A-2 Warrants is not complete and is qualified in its entirety by the form of Series A-2 Warrant, to be filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of Series A-2 Warrants for a complete description of the terms and conditions of the Series A-2 Warrants.

Duration, Exercise Price and Form. Each Series A-2 Warrant offered hereby will have an exercise price equal to $        per Common Share. The Series A-2 Warrants will be exercisable immediately upon issuance and may be exercised until the             anniversary of the initial issuance date. The exercise price and number of Common Shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends (bonus issues), share splits (share consolidations or subdivisions), reorganizations or similar events affecting our Common Shares and the exercise price. The Series A-2 Warrants will be issued separately from the Common Shares or the Pre-Funded Warrants, as the case may be. The Series A-2 Warrants will be issued in certificated form only.

No Fractional Shares. No fractional Common Shares will be issued upon the exercise of Series A-2 Warrants. Rather, the number of Common Shares to be issued will, at our election, either be rounded up to the nearest whole number (provided that all such shares shall be fully paid shares) or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exercise Limitation. The Series A-2 Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Series A-2 Warrants to the extent that the holder would own more than 4.99% of the outstanding Common Shares (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding Common Shares after exercising the holder’s Series A-2 Warrants up to 9.99% of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A-2 Warrants.

Cashless Exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the underlying shares to the holder, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the Series A-2 Warrants.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Series A-2 Warrants and generally including any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding Common Shares, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding Common Shares, the holders of the Series A-2 Warrants will be entitled to receive upon exercise of the Series A-2 Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A-2 Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder of the Series A-2 Warrants will have the right to require us to repurchase its S Series A-2 Warrants at the Black-Scholes Value (as defined in the Series A-2 Warrants); provided, however, that, if the fundamental transaction is not within our control, including not approved by our Board, then the holder will only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes Value of the unexercised portion of the Series A-2 Warrant that is being offered and paid to the holders of our Common Shares in connection with the fundamental transaction.

Transferability. Subject to applicable laws, a Series A-2 Warrant may be transferred at the option of the holder upon surrender of the Series A-2 Warrants to us together with the appropriate instruments of transfer.

Rights as a Shareholder. Except as otherwise provided in the Series A-2 Warrants or by virtue of the holders’ ownership of Common Shares, the holders of the Series A-2 Warrants do not have the rights or privileges of holders of our Common Shares, including any voting rights, until such Series A-2 Warrant holders exercise their Series A-2 Warrants.

Waivers and Amendments. The Series A-2 Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Trading Market and Listing. There is no established trading market for the Series A-2 Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Series A-2 Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series A-2 Warrants will be limited. The Common Shares issuable upon exercise of the Series A-2 Warrants are currently listed on Nasdaq.

Pre-Funded Warrants to be Issued in this Offering

The following summary of certain terms and provisions of the Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrants, the form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrants for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration, Exercise Price and Form. The Pre-Funded Warrants offered hereby will have an exercise price of $0.002 per Common Share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time after their original issuance until such Pre-Funded Warrants are exercised in full. The exercise price and number of Common Shares issuable upon exercise are subject to appropriate adjustment in the event of share dividends (bonus issues), share splits (share consolidations or subdivisions), reorganizations or similar events affecting our Common Shares. The Pre-Funded Warrants and the Common Warrants will be issued separately in this offering, but must be purchased together in this offering. The Pre-Funded Warrants will be issued in certificated form only.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 4.99% (or at the election of a holder prior to the date of issuance, 9.99%) of the outstanding Common Shares immediately after exercise; provided, however, that upon 61 days’ notice to us, the holder may increase or decrease such beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to us.

Cashless Exercise. At the time a holder exercises its Pre-Funded Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the Pre-Funded Warrants.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding Common Shares, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding Common Shares, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Transferability. Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional Common Shares will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of Common Shares to be issued will, at our election, either be rounded up to the nearest whole number (provided that all such shares shall be fully paid shares) or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market. There is no established trading market for the Pre-Funded Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited. The Common Shares issuable upon exercise of the Pre-Funded Warrants are currently listed on Nasdaq.

Rights as a Shareholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of the holders’ ownership of Common Shares, the holders of Pre-Funded Warrants do not have the rights or privileges of holders of our Common Shares, including any voting rights, until such Pre-Funded Warrant holders exercise their Pre-Funded Warrants.

Waivers and Amendments. The Pre-Funded Warrants may be modified or amended, or the provisions thereof waived with the written consent of the Company and the respective holder.

Placement Agent Warrants

We have also agreed to issue to the Placement Agent or its designees as compensation in connection with this offering, the Placement Agent Warrants to purchase up to         Common Shares. The Placement Agent Warrants will be exercisable immediately upon issuance and will have substantially the same terms as the Common Warrants described above, except that the Placement Agent Warrants will have an exercise price of $         per Common Share (representing            % of the combined public offering price per Common Share and accompanying Common Warrants) and a termination date that will be five years from the commencement of the sales pursuant to this offering. See “Plan of Distribution” below.

TAXATION

The following summary contains a description of the material Bermuda and U.S. federal income tax consequences of the acquisition, ownership and disposition of Common Shares, Common Warrants or Pre-Funded Warrants, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Common Shares, Common Warrants or Pre-Funded Warrants. The summary is based upon the tax laws of Bermuda and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. However, Bermuda enacted the Corporate Income Tax Act 2023 on December 27, 2023 (the “CIT Act”). Entities subject to tax under the CIT Act are the Bermuda constituent entities of multi-national groups. A multi-national group is defined under the CIT Act as a group with entities in more than one jurisdiction with consolidated revenues of at least €750 million for two out of the four previous fiscal years. If Bermuda constituent entities of a multi-national group are subject to tax under the CIT Act, such tax is charged at a rate of 15% of the net taxable income of such constituent entities as determined in accordance with and subject to the adjustments set out in the CIT Act (including in respect of foreign tax credits applicable to the Bermuda constituent entities). No tax is chargeable under the CIT Act until tax years starting on or after January 1, 2025.

We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda. Any liability for tax of a Bermuda constituent entity in scope of the CIT Act shall apply notwithstanding the assurance given to such entity pursuant to the Exempted Undertakings Tax Protection Act 1966.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a description of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our Common Shares, Common Warrants or Pre-Funded Warrants by a U.S. Holder (defined below), but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the Common Shares, Common Warrants or Pre-Funded Warrants. This discussion addresses only the U.S. federal income tax consequences to U.S. Holders that are initial purchasers of our Common Shares, Common Warrants or Pre-Funded Warrants and that will hold such Common Shares, Common Warrants or Pre-Funded Warrants as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), known as the Medicare contribution tax (except as explicitly provided below under “Net investment income tax”) and tax consequences applicable to U.S. Holders subject to special rules, including, without limitation:

•	banks, certain financial institutions and insurance companies;

•	brokers, dealers or traders in securities or persons who use a mark-to-market method of tax accounting;

•	persons holding Common Shares, Common Warrants or Pre-Funded Warrants as part of a straddle, wash sale, or conversion transaction or persons entering into a constructive sale with respect to the Common Shares, Common Warrants or Pre-Funded Warrants;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes and other pass-through entities, and investors in such pass-through entities;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons that own or are deemed to own ten percent or more of the vote or value of our shares;

•	persons who acquired our Common Shares, Common Warrants or Pre-Funded Warrants pursuant to the exercise of an employee stock option or otherwise as compensation; or

•	persons holding Common Shares, Common Warrants or Pre-Funded Warrants in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Common Shares, Common Warrants or Pre-Funded Warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships or other pass-through entities holding Common Shares, Common Warrants or Pre-Funded Warrants and partners in such partnerships or other pass-through entities should consult their tax advisers as to their particular U.S. federal income tax consequences of holding and disposing of the common shares, common warrants or pre-funded warrants through a partnership or other pass-through entity, as applicable.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a beneficial owner of Common Shares, Common Warrants or Pre-Funded Warrants that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust with respect to which a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or that has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of purchasing, owning and disposing of common shares, common warrants or pre-funded warrants in their particular circumstances.

Income Tax Treatment of Pre-funded Warrants

Although it is not entirely free from doubt, a Pre-Funded Warrant should be treated as a Common Share for U.S. federal income tax purposes and a U.S. Holder of Pre-Funded Warrants should generally be taxed in the same manner as a U.S. Holder of common shares, as described below. U.S. Holders are urged to consult their own tax advisors regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and the discussion below, to the extent it pertains to common shares, is generally intended to also pertain to pre-funded warrants. Some portions of the below discussion make reference to potential consequences associated with the purchase, ownership and disposition of the Pre-Funded Warrants independent of their potential characterization as Common Shares.

Allocation of Purchase Price

For U.S. federal income tax purposes, the purchase price for each Common Share and Pre-Funded Warrant, as applicable, sold together with an accompanying Common Warrant should be allocated between the two components thereof in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price will establish the holder’s initial tax basis for U.S. federal income tax purposes in the Common Share or pre-funded warrant, as applicable, and the Common Warrant sold together with it. The separation of the Common Share or Pre-Funded Warrant, as applicable, and the accompanying common warrant should not be a taxable event for U.S. federal income tax purposes. Each holder should consult their own tax advisor regarding the allocation of the purchase price.

Passive Foreign Investment Company Rules

Special U.S. tax rules apply to U.S. Holders of stock in a company that is considered to be a PFIC. In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains. Cash is a passive asset for PFIC purposes. Goodwill (the value of which may be determined by reference to the company’s market capitalization) is generally treated as an active asset to the extent attributable to activities intended to produce active income.

Based upon our current and projected income and assets, and projections as to the value of our assets, we do not anticipate that we will be a PFIC for the 2024 taxable year or the foreseeable future. However, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Furthermore, there can be no assurance regarding our PFIC status for the current year or any particular year in the future because PFIC status is factual in nature, depends upon factors not wholly within our control, generally cannot be determined until the close of the taxable year in question and is determined annually. Our status as a PFIC will depend on the nature and composition of our income and the nature, composition and value of our assets (which may be determined based on the fair market value of each asset, with the value of goodwill and going concern value being determined in large part by reference to the market value of our common shares, which may be volatile). Our status may also depend, in part, on how quickly we utilize the cash proceeds from our fundraising activities in our business. Accordingly, there can be no assurance that we will not be a PFIC in the current year or for any future taxable year. Therefore, U.S. Holders should invest in our common shares, common warrants or pre-funded warrants only if they are willing to bear the U.S. federal income tax consequences associated with investments in PFICs.

If we are a PFIC for any taxable year and any of our non-U.S. subsidiaries or other companies in which we own equity interests were also a PFIC (any such entity, a “Lower-tier PFIC”), under attribution rules, U.S. Holders will be deemed to own their proportionate shares of each Lower-tier PFICs and will be subject to U.S. federal income tax according to the rules described in the following paragraphs on (i) certain distributions by a Lower-tier PFIC and (ii) a disposition of shares of a Lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even if the U.S. Holder has not received the proceeds of those distributions or dispositions.

Generally, if we are a PFIC for any taxable year during which a U.S. Holder holds our Common Shares, Common Warrants or Pre-Funded Warrants, the U.S. Holder may be subject to certain adverse tax consequences. Unless a U.S. Holder makes a timely “mark-to-market” election or “qualified electing fund” election, each as discussed below, gain recognized on a disposition (including, under certain circumstances, a pledge) of common shares, common warrants or pre-funded warrants by the U.S. Holder, or on an indirect disposition of shares of a Lower-tier PFIC, will be allocated ratably over the U.S. Holder’s holding period for the common shares, common warrants or pre-funded warrants. The amounts allocated to the taxable year of disposition and to the years before we became a PFIC, if any, will be taxed as ordinary income. The amounts allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge will be imposed on the tax attributable to the allocated amounts. Further, to the extent that any distribution received by a U.S. Holder on our common shares, common warrants or pre-funded warrants, to the extent applicable, (or a distribution by a Lower-tier PFIC to its shareholder that is deemed to be received by a U.S. Holder) exceeds 125% of the average of the annual distributions on the shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, the distribution will be subject to taxation in the same manner as gain, described immediately above.

If we are a PFIC for any year during which a U.S. Holder holds Common Shares, Common Warrants or Pre-Funded Warrants, we generally will continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder holds Common Shares, Common Warrants or Pre-Funded Warrants, even if we cease to meet the threshold requirements for PFIC status. U.S. Holders should consult their tax advisers regarding the potential availability of a “deemed sale” election that would allow them to eliminate this continuing PFIC status under certain circumstances.

If we are a PFIC and our common shares are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election with respect to the shares that would result in tax treatment different from the general tax treatment for PFICs described above. Our common shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the common shares is traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, on which the common shares are currently listed, is a qualified exchange for this purpose. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances and the consequences to them if the Common Shares are delisted from Nasdaq (see “Risk Factors—Our Common Shares may be involuntarily delisted from trading on The Nasdaq Capital Market if we fail to comply with the continued listing requirements. A delisting of our Common Shares is likely to reduce the liquidity of our Common Shares and may inhibit or preclude our ability to raise additional financing” above). In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to their common shares given that we may have Lower-tier PFICs for which a mark-to-market election may not be available.

If we are a PFIC and a U.S. Holder makes a mark-to-market election with respect to its Common Shares, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the Common Shares at the end of each taxable year over their adjusted tax basis in such shares, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the common shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on a sale or other disposition of common shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and U.S. Treasury Regulations (see “Sale or Other Disposition of Common Shares, Common Warrants or Pre-Funded Warrants” below). Amounts treated as ordinary income will not be eligible for the preferential tax rates applicable to “qualified dividend income” or long-term capital gains. Distributions paid on common shares will be treated as discussed below under “Taxation of Distributions.” Once made, the election cannot be revoked without the consent of the IRS unless the common shares cease to be marketable.

Any mark-to-market election made by a U.S. Holder for the Common Shares will also apply to any Common Shares acquired upon exercise of a pre-funded warrant. As a result, if a mark-to-market election has been made by a U.S. Holder with respect to common shares, any common shares received upon the exercise of a pre-funded warrant will automatically be marked-to-market in the year of exercise. Because a U.S. Holder’s holding period for common shares received upon the exercise of pre-funded warrants includes the period during which such U.S. Holder held the pre-funded warrants, a U.S. Holder will be treated as making a mark-to-market election with respect to such common shares after the beginning of such U.S. Holder’s holding period for such common shares unless such common shares are acquired in the same tax year as the year in which the U.S. Holder acquired its pre-funded warrants. Consequently, the adverse PFIC described above generally will apply to the mark-to-market gain realized in the tax year in which Common Shares are received upon the exercise of the Pre-Funded Warrants. However, the general mark-to-market rules will apply to subsequent tax years.

A mark-to-market election is not permitted for the shares of any Lower-tier PFIC and may not be available with respect to the Pre-Funded Warrants, which may not be treated as regularly traded on a qualified exchange. In addition, U.S. Holders will not be able to make a mark-to-market election with respect to the Common Warrants. U.S. Holders should consult their tax advisors regarding the availability of, and procedure for making, a mark-to-market election.

Alternatively, a U.S. Holder of our Common Shares or Pre-Funded Warrants can make an election, if we provide the necessary information, to treat us and each Lower-tier PFIC as a qualified electing fund (a “QEF Election”) in the first taxable year that we (and each Lower-tier PFIC) are treated as a PFIC with respect to the U.S. Holder. A U.S. Holder must make the QEF Election for each PFIC by attaching a separate properly completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) for each PFIC to its timely filed U.S. federal income tax return. Upon request of a U.S. Holder, we intend to provide the information necessary for a U.S. Holder to make a QEF Election with respect to us for any other taxable year for which we determine that we were a PFIC and will use commercially reasonable efforts to cause each Lower-tier PFIC that we control to provide such information with respect to such Lower-tier PFIC. However, no assurance can be given that such QEF Election information will be available for any Lower-tier PFIC and we cannot guarantee that we will continue to provide such determination or information for future years.

If a U.S. Holder makes a QEF Election with respect to a PFIC, the U.S. Holder will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and long-term capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC. If a U.S. Holder makes a QEF Election with respect to us, any distributions paid by us out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF Election will not be taxable to the U.S. Holder. A U.S. Holder will increase its tax basis in its Common Shares or Pre-Funded Warrants by an amount equal to any income included under the QEF Election and will decrease its tax basis by any amount distributed on the common shares or pre-funded warrants, to the extent applicable, that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of Common Shares or Pre-Funded Warrants in an amount equal to the difference between the amount realized and its adjusted tax basis in the Common Shares or Pre-Funded Warrants. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. U.S. Holders should note that if we are a PFIC and they make QEF Elections with respect to us and Lower-tier PFICs, they may be required to pay U.S. federal income tax with respect to their Common Shares or Pre-Funded Warrants for any taxable year significantly in excess of any cash distributions received on the common shares or pre-funded warrants for such taxable year. U.S. Holders should note that a QEF election cannot be made with respect to our common warrants. U.S. Holders should consult their tax advisers regarding making QEF Elections in their particular circumstances.

Furthermore, if with respect to a particular U.S. Holder we are treated as a PFIC for the taxable year in which we paid a dividend or the prior taxable year, the preferential dividend rate with respect to dividends paid to certain non-corporate U.S. Holders will not apply.

If we are a PFIC for any taxable year during which a U.S. Holder holds Common Shares or Pre-Funded Warrants, such U.S. Holder will be required to file an annual information report with respect to the Company and any Lower-tier PFIC, generally with such U.S. Holder’s U.S. federal income tax return on IRS Form 8621.

U.S. Holders should consult their tax advisers concerning our PFIC status and the tax considerations relevant to an investment in a PFIC.

Taxation of Distributions

As discussed above under “Dividend Policy,” we do not currently expect to make distributions on our Common Shares. In the event that we do make distributions of cash or other property, subject to the PFIC rules described above, distributions paid on Common Shares, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we may not calculate our earnings and profits under U.S. federal income tax principles, we expect that distributions generally will be reported to U.S. Holders as dividends. The U.S. dollar amount of any dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. Distributions of cash or other property, subject to the PFIC rules described above, in excess of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles) will be treated as a return of capital to the extent of (and in reduction of) the U.S. Holder’s tax basis in the U.S. Holder’s Common Shares, Common Warrants or Pre-Funded Warrants (as applicable) and any such amount in excess of that basis will be treated as gain from the sale of Common Shares, Common Warrants or Pre-Funded Warrants (as applicable), as discussed below.

Sale or Other Disposition of Common Shares, Common Warrants or Pre-funded Warrants

Subject to the PFIC rules described above, for U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common shares, common warrants or pre-funded warrants will generally be capital gain or loss, and will generally be long-term capital gain or loss if the U.S. Holder held the Common Shares, Common Warrants or Pre-Funded Warrants for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Common Shares, Common Warrants or Pre-Funded Warrants disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisers regarding the proper treatment of gain or loss, the availability of a foreign tax credit, and for U.S. Holders that sell Common Shares, Common Warrants or Pre-Funded Warrants for an amount denominated in a currency other than the U.S. dollar should consult their tax advisers regarding any potential foreign currency gain or loss that may have to be recognized.

Certain Adjustments to the Common Warrants

Under Section 305 of the Code, an adjustment to the number of Common Shares that will be issued on the exercise of the Common Warrants or Pre-Funded Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants, may be treated as a constructive distribution to a U.S. Holder of the common warrants or pre-funded warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our earnings and profits or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or property to the shareholders). Adjustments to the exercise price of the Common Warrants or Pre-Funded Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Common Warrants or Pre-Funded Warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property (see more detailed discussion of the rules applicable to distributions we make at “Taxation of Distributions” above).

Exercise of Common Warrants or Pre-funded Warrants

Under current law, (i) a U.S. Holder will not be required to recognize income, gain or loss upon the exercise of a Common Warrants, (ii) a U.S. Holder’s basis in the Common Shares received upon exercise will be equal to the sum of (a) the U.S. Holder’s basis in the Common Warrants and (b) the exercise price of the Common Warrant, and (iii) a U.S. Holder’s holding period in the Common Shares will commence on the date following the date of exercise of the Common Warrant and will not include the period during which the U.S. Holder held the Common Warrant.

A U.S. Holder generally will not recognize gain or loss upon the exercise of a Pre-Funded Warrant for cash (except to the extent the U.S. Holder receives a cash payment for any fractional share that would otherwise have been issued upon exercise of the Pre-Funded Warrant). A common share acquired pursuant to the exercise of a Pre-Funded Warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the Pre-Funded Warrant, increased by the amount paid to exercise the Pre-Funded Warrants, and decreased by the adjusted tax basis allocable to any fractional share that would otherwise have been issued upon exercise of the Pre-Funded Warrant.

However, the tax consequences of a cashless exercise of a common warrant or Pre-Funded Warrant are unclear and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. Under a proposed U.S. Treasury Regulations (which may have retroactive effect), a U.S. Holder would recognize gain if the Common Warrant or Pre-Funded Warrant was treated as stock of a PFIC with respect to a U.S. Holder at the time of the exercise of the Common Warrants or Pre-Funded Warrant and the stock received upon the exercise was not treated as stock of a PFIC for the taxable year in which the exercise occurs. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of an exercise of the Common Warrants or Pre-Funded Warrants, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the Common Shares received.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Net investment income tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of the ordinary shares. If you are a U.S. Holder that is an individual, estate or trust, you should consult your tax advisors regarding the applicability of this net investment income tax to your income and gains in respect of your investment in the common shares.

Information Reporting with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals and certain entities may be required to report information relating to an interest in our Common Shares, subject to certain exceptions (including an exception for Common Shares held in accounts maintained by certain U.S. financial institutions). Such U.S. Holders may need to file, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). U.S. Holders should consult their tax advisers regarding whether or not they are obligated to report information relating to their ownership and disposition of the Common Shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our Common Shares, Common Warrants or Pre-funded Warrants. You should consult your tax advisor concerning the tax consequences of the acquisition, ownership and disposition of our Common Shares, Common Warrants or Pre-funded Warrants.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering, other than Placement Agent’s fees, will be as follows:

EXPENSES	AMOUNT
SEC registration fee		$2,273.97
FINRA filing fee		2,810.94
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

*	To be completed by amendment.

All amounts in the table are estimates except the SEC registration fee. The Company will pay all of the expenses of this offering.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement dated             , 2024 (the “Engagement Agreement”), we have engaged                         to act as our exclusive placement agent to solicit offers to purchase the Common Shares, Common Warrants and Pre-Funded Warrants. The Placement Agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all of the Common Shares, the Common Warrants and the Pre-Funded Warrants being offered. The terms of this offering are subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent will have no authority to bind us by virtue of the Engagement Agreement. This is a reasonable best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The Placement Agent may retain sub-agents and selected dealers in connection with this offering.

Investors purchasing the Securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of         following the closing of the offering, subject to an exception; and (ii) a covenant to not enter into any equity financings for         from closing of the offering, subject to certain exceptions.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

•	standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

•	covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of a Form 6-K to disclose entering into these securities purchase agreements, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of Common Shares, and no subsequent equity sales for following the closing of the offering, subject to certain exceptions.

Delivery of the Common Shares, the Common Warrants and the Pre-Funded Warrants offered hereby is expected to occur on or about        , 2024, subject to satisfaction of certain customary closing conditions.

We have agreed to pay the Placement Agent a total cash fee equal to       % of the aggregate gross proceeds received in the offering and a management fee equal to         % of the gross proceeds raised in the offering. We will also pay the Placement Agent for non-accountable fees and expenses of up to $          , and its legal fees and expenses and other out-of-pocket expenses in an amount up to $            and up to $             for closing costs.

In addition, we have agreed to issue to the Placement Agent or its designees as compensation in connection with this offering the Placement Agent Warrants to purchase up to that number of Common Shares equal to         % of the aggregate number of Common Shares (or Common Share equivalents) issued in this offering at an exercise price of $        per Common Share (equal to            % of the combined public offering price per Common Share and accompanying Common Warrants), which Placement Agent Warrants will terminate on the five year anniversary of commencement of sales in this offering. The Placement Agent Warrants, as well as the Common Shares underlying the Placement Agent Warrants, are registered by the registration statement of which this prospectus is a part. The form of the Placement Agent Warrants is included as an exhibit to this registration statement of which this prospectus forms a part.

The Placement Agent Warrants provide for customary anti-dilution provisions (for share dividends (bonus issues), splits (share consolidations or subdivisions) and recapitalizations and the like) consistent with FINRA Rule 5110. Pursuant to FINRA Rule 5110(e), the Placement Agent Warrants and any shares issuable thereunder shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the issuer; (ii) to any FINRA member firm participating in the offering and the officers, partners, registered persons or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the Placement Agent persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (vi) if we meet the registration requirements of Forms S-3 or F-3; or (vii) back to us in a transaction exempt from registration under the Securities Act.

We estimate the total expenses of this offering paid or payable by us, exclusive of the Placement Agent’s cash fee of            % of the aggregate gross proceeds and expenses, will be approximately $           . After deducting the fees due to the Placement Agent and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $        million (based on an assumed combined public offering price per Common Share and accompanying Common Warrants of $        which was the last reported sales price of our Common Shares on Nasdaq on        , 2024).

The following table shows the per Common Share and accompanying Common Warrants, per Pre-Funded Warrant and accompanying Common Warrants and total cash fees we will pay to the Placement Agent in connection with the sale of the Common Shares, the Common Warrants and the Pre-Funded Warrants pursuant to this prospectus.

	Per Common Share and Accompanying Common Warrants	Per Pre-Funded Warrant and Accompanying Common Warrants	Total
Combined public offering price	$	$	$
Placement Agent’s fees	$	$	$
Proceeds to us, before expenses	$	$	$

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in our Engagement Agreement with the Placement Agent. We have also agreed to contribute to payments the Placement Agent may be required to make in respect of such liabilities.

In addition, we will indemnify the purchasers of Securities in this offering against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (ii) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Lock-up Agreements

We and each of our officers and directors have agreed with the Placement Agent to be subject to a lock-up period of         following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our Common Shares or any securities convertible into, or exercisable or exchangeable for, Common Shares, subject to customary exceptions. The Placement Agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our Common Shares or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of         following the closing date of this offering, subject to an exception. The Placement Agent may waive this prohibition in its sole discretion and without notice.

Right of First Refusal

We have granted the Placement Agent a right of first refusal, subject to certain exceptions, for a period of             months following the closing of this offering, to act as exclusive financial advisor, sole book-running manager, sole underwriter, sole placement agent or sole agent for each and every future debt financing or refinancing and public or private equity offering or acquisition or disposition by us or any of our successors or subsidiaries when we seek a financial advisor, book-running manager, underwriter or placement agent. Notwithstanding anything to the contrary contained in this paragraph, in accordance with FINRA Rule 5110(g)(6)(A)(i), any such right of first refusal described in this paragraph shall not have a duration of more than three years from the commencement of sales of the first offering or the termination date of the term of the Engagement Agreement.

Tail

We have also agreed to pay the Placement Agent a tail fee equal to (i) a cash fee of       % raised in any financing subject to the tail provision, and (ii) warrant coverage equal to       % of the aggregate number of Common Shares (or Common Share equivalent) placed in any offering financing subject to the tail provision, as applicable to such financing, provided that in each case (i) or (ii) such compensation shall not apply to the gross proceeds received by us upon exercise or conversion in the ordinary course of any warrants or other convertible securities issued as part of the offering (other than Pre-Funded Warrants), if any investor, subject to certain exceptions, who with our written approval was contacted or introduced to us by the Placement Agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the             month period following expiration or termination of the Engagement Agreement, subject to certain exceptions.

Other Relationships

The Placement Agent has provided, and from time to time, may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

In addition, in the ordinary course of their business activities, the Placement Agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Placement Agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Except as disclosed in this prospectus, we have no present arrangements with the Placement Agent for any further services.

Regulation M Compliance

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Listing and Transfer Agent

Our Common Shares are listed on Nasdaq and trade under the symbol “CYTO.” A register of holders of the Common Shares is maintained by Conyers Corporate Services (Bermuda) Limited in Bermuda, and a branch register is maintained in the U.S. by American Stock Transfer & Trust Company, LLC, who serves as branch registrar and transfer agent. There is no established public trading market for the Common Warrants or the Pre-Funded Warrants to be sold in this offering, and we do not plan on making an application to list the Common Warrants or the Pre-Funded Warrants on Nasdaq, any national securities exchange or other nationally recognized trading system. We will act as the registrar and transfer agent for the Common Warrants and the Pre-Funded Warrants.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the Placement Agent, or by its affiliates. Other than this prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as a placement agent, and should not be relied upon by investors.

LEGAL MATTERS

The validity of the Common Shares offered hereby and certain other matters of Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Bermuda. Certain matters of U.S. federal and New York State law will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina. Certain legal matters will be passed upon for the Placement Agent by             ..

EXPERTS

The financial statements of Altamira Therapeutics Ltd. as of December 31, 2023 and for the year ended December 31, 2023, incorporated by reference in this prospectus, have been audited by BDO AG, an independent registered public accounting firm, as stated in their report. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Altamira Medica AG as of December 31, 2023 and for the year ended December 31, 2023, incorporated by reference in this prospectus, have been audited by BDO AG, an independent auditor, as stated in their report. The report on the consolidated financial statements contains an explanatory paragraph regarding the company’s ability to continue as a going concern. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Altamira Medica AG referred to above are included herein in accordance with the requirements of Rule 3-09 of Regulation S-X.

The financial statements of Altamira Therapeutics Ltd. as of December 31, 2022 and for the years ended December 31, 2022 and 2021 (before the effects of the retrospective adjustments to the financial statements) (not separately presented herein) have been audited by Deloitte AG, an independent registered public accounting firm, as stated in their report incorporated by reference in this prospectus.

The retrospective adjustments to the 2022 and 2021 financial statements have been audited by BDO AG. Such financial statements are incorporated by reference in reliance upon the respective reports of Deloitte AG and BDO AG, solely as it relates to the retrospective adjustments to those financial statements, given their authority as experts in accounting and auditing.

ENFORCEMENT OF JUDGMENTS

Altamira Therapeutics Ltd. is a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of continuation and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Many of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file or furnish annual reports and reports of foreign private issuer and other information with the SEC. These filings and other submissions contain important information that does not appear in this prospectus. The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 10, 2024, as amended on April 22, 2024 and July 1, 2024; and

●	our Reports of Foreign Private Issuer on Form 6-K furnished with the SEC on January 19, 2024 and May 16, 2024.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing at Altamira Therapeutics Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda or via telephone at (441) 295-5950.

Altamira Therapeutics Ltd.

Up to         Common Shares

Up to            Pre-Funded Warrants to purchase up to         Common Shares

Up to            Series A-1 Warrants to purchase up to         Common Shares

Up to            Series A-2 Warrants to purchase up to         Common Shares

Up to         Placement Agent Warrants to purchase up to         Common Shares

 Up to       Common Shares Underlying the Series A-1 Warrants, Series A-2 Warrants, Pre-Funded Warrants and Placement Agent Warrants

PROSPECTUS

       , 2024

PART II

Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

We have entered into indemnification agreements with each of the members of our board of directors and executive officers in the form filed as Exhibit 4.23 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2023.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

On May 1, 2023, we entered into a convertible loan agreement with FiveT Investment Management Ltd. (“FiveT IM”), pursuant to which FiveT IM has agreed to loan to the Company CHF 2,500,000, which bears interest at the rate of 10% per annum and matures 22 months from May 4, 2023 (the “2023 FiveT Loan”). FiveT IM will have the right to convert all or part of the convertible loan, including accrued and unpaid interest, at its option, into common shares, subject to the limitation that FiveT IM own no more than 4.99% of the common shares at any time. The conversion price was fixed at CHF 28.40 per common share (subject to adjustment for share splits or other similar events).

Commencing 60 days after May 4, 2023 we must repay at least 1/20th of the outstanding loan plus accrued interest pro rata in monthly tranches which, at our discretion, may be paid at any time during the month either in: (i) cash plus 3% or (ii) common shares, or a combination of both. Such shares will be priced at the lower of (i) the mean daily trading volume weighted average price (“VWAP”) for the common shares on the 20 trading days preceding the repayment date or (ii) 90% of the daily trading volume weighted average price for common shares on the repayment date. We made the last amortization of the 2023 FiveT Loan on December 8, 2023. In total, we made aggregate cash payments of CHF 387,045 and issued an aggregate 443,294 common shares at an average price of CHF 5.07 to FiveT IM under the 2023 FiveT Loan.

Further, FiveT IM received warrants to purchase an aggregate of 81,274 common shares at an exercise price of CHF 30.76 per common share, which may be exercised up to five years. On December 7, 2023, we entered into a letter agreement (the “Warrant Inducement Agreement”) under which FiveT IM was granted the option to exercise the warrants by or before December 14, 2023 at a reduced exercise price which was defined as 90% of the daily trading volume weighted average price for our common shares on the NASDAQ stock exchange on the trading day following the date of each such exercise and receive additional warrants upon any such exercise. FiveT IM exercised all existing warrants at the reduced exercise price of CHF 6.656 per common share, yielding proceeds of CHF 540,960 to the Company. On December 15, 2023, we issued to FiveT IM new warrants to purchase 81,274 common shares at CHF 6.656 each for six months from their date of issuance and to purchase 81,274 common shares at CHF 6.656 each for two years from their date of issuance. On January 8, 2024 we filed a registration statement to register for resale the 162,548 common shares issuable upon exercise of the new warrants. The 6-month warrants expired unexercised on June 15, 2024.

On December 28, 2022, we entered into two separate loan agreements with two private investors (“Private Lenders”), as amended, pursuant to which Private Lenders have agreed to loan to the Company an aggregate of CHF 350,000, which loans bear interest at the rate of 5% per annum and were to mature as of May 30, 2023. The Company agreed to grant to the Private Lenders warrants to purchase an aggregate 2,359 common shares. The warrants are exercisable at an exercise price of CHF 89.02 per share for up to five years from the date of issuance. On May 12, 2023, the Company and the Private Lenders entered into an amendment to the loan agreement, which extended the maturity date of the loan from May 31, 2023 to July 31, 2023 and lowered the strike price for the Warrants attached to the loan to CHF 17.62 per common share, which is the Swiss Franc equivalent of the trading volume weighted average price for common shares on the NASDAQ stock exchange on the trading day preceding the date of the amendment. The loans were paid back on July 14, 2023. The issuance was exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

On September 9, 2022, the Company entered into a loan agreement with FiveT IM, Dominik Lysek and Thomas Meyer (the “Lenders”), as amended, pursuant to which the Lenders have agreed to loan to the Company an aggregate of CHF 600,000.00, which loan bears interest at the rate of 5% per annum and was to mature as of March 31, 2023. The Company agreed to grant to the Lenders warrants (the “Warrants”) to purchase an aggregate 2,085 common shares. The Warrants are exercisable at an exercise price of CHF 144.00 per share for up to five years from October 1, 2022. On May 12, 2023, the Company and the Lenders entered into an amendment to the loan agreement, which extended the maturity date of the loan from May 31, 2023 to July 31, 2023, introduced a right for Lenders to convert the loan into common shares of the Company at CHF 22.40 per common share, which is the Swiss Franc equivalent of 120% of the mean daily trading volume weighted average price for common shares on the NASDAQ stock exchange on the 20 trading days preceding the date of the amendment, and a right for the Company to repay the loan in common shares of the Company priced at the lower of (i) the mean daily trading volume weighted average price for the common shares on the 20 trading days preceding the repayment date or (ii) 90% of the daily trading volume weighted average price for common shares on the repayment date, and lowered the strike price for the Warrants attached to the loan to CHF 17.62 per common share, which is the Swiss Franc equivalent of the trading volume weighted average price for common shares on the NASDAQ stock exchange on trading day preceding the date of the amendment. The loan was repaid on July 14, 2023. The issuance was exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

On February 4, 2022, the Company entered into a convertible loan agreement with FiveT IM. The convertible loan of CHF 5.0 million, as amended (the “2022 FiveT Loan”), was to mature on May 31, 2023. FiveT IM had the right to convert all or part of the 2022 FiveT Loan, including accrued and unpaid interest, at its option, into common shares, subject to the limitation that FiveT IM own no more than 4.9% of the common shares at any time. On April 13, 2023, the Company and FiveT IM entered into an amendment to the 2022 FiveT Loan (the “2022 FiveT Loan Amendment”), which amended the conversion price of the 2022 FiveT Loan to a fixed price equal to the lower of (a) the mean daily VWAP of the Company’s common shares on the Nasdaq Stock Market on the 20 trading days preceding the effective date of the 2022 FiveT Loan Amendment or (b) 90% of the VWAP on the effective date of the 2022 FiveT Loan Amendment. From April 13, 2023 to April 17, 2023, FiveT IM converted the entire 2022 FiveT Loan into an aggregate 217,051 common shares at a conversion price of $28.95 per share. As a result, the 2022 FiveT Loan is no longer outstanding and has been terminated. The issuance was exempt from registration pursuant to Section 4(a)(2) under the Securities Act.

Item 8. Exhibits

(a)	The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

3.1	Memorandum of Continuance and Corporate Actions of the registrant (incorporated herein by reference to exhibit 3.1 of the Altamira Therapeutics Ltd. registration statement on Form F-1 (Registration No. 333-269823) filed with the Commission on March 7, 2023)
3.2**	Extract of Directors’ Unanimous Written Resolutions, dated November 28, 2023
3.3**	Certificate of Deposit of Memorandum of Increase of Share Capital, dated May 30, 2024
3.4	Bye-laws of the Registrant (incorporated herein by reference to exhibit 3.2 of the Altamira Therapeutics Ltd. registration statement on Form F-1 (Registration No. 333-269823) filed with the Commission on February 16, 2023)
4.1	Form of Series A Warrant (incorporated by reference to exhibit 4.7 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-225676) filed with the Commission on July 12, 2018)
4.2	Form of Series B Warrant (incorporated by reference to exhibit 4.8 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-225676) filed with the Commission on July 12, 2018)
4.3	Form of Warrant, dated as of September 9, 2022 (incorporated by reference to exhibit 4.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on September 12, 2022)
4.4	Purchase Agreement, dated as of December 5, 2022 between Altamira Therapeutics Ltd. and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on December 5, 2022)
4.5	Registration Rights Agreement, dated as of December 5, 2022 between Altamira Therapeutics Ltd. and Lincoln Park Capital Fund, LLC (incorporated by reference to exhibit 10.2 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on December 5, 2022)
4.6	Form of Common Warrant (incorporated by reference to exhibit 4.19 of the Altamira Therapeutics Ltd. registration statement on Form F-1/A filed with the Commission on July 5, 2023)
4.7	Form of Placement Agent Warrant (incorporated by reference to exhibit 4.21 of the Altamira Therapeutics Ltd. report on Form F-1/A filed with the Commission on July 5, 2023)
4.8*	Form of Pre-Funded Warrant
4.9*	Form of Series A-1 Warrant
4.10*	Form of Series A-2 Warrant
4.11*	Form of Placement Agent Warrant
5.1*	Opinion of Conyers Dill & Pearman Limited, Bermuda counsel to the Company, as to the validity of the Common Shares of Altamira Therapeutics Ltd.
5.2*	Opinion of Nelson Mullins Riley & Scarborough LLP, U.S. counsel to the Company, as to the validity of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants
10.1#	Collaboration and License Agreement, dated October 21, 2003, between Auris Medical AG and Xigen SA (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)
10.2#	Co-Ownership and Exploitation Agreement, dated September 29, 2003, between Auris Medical AG and INSERM (incorporated by reference to exhibit 10.2 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration no. 333-197105) filed with the Commission on June 27, 2014)
10.3	Sales Agreement, dated as of November 30, 2018, between Auris Medical Holding AG and A.G.P./Alliance Global Partners (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on November 30, 2018)
10.4	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.23 of the Auris Medical Holding Ltd. registration statement on Form F-1 (Registration No. 333-229465) filed with the Commission on March 20, 2019)
10.5	Amendment No. 1 to Sales Agreement, dated as of April 5, 2019, between Auris Medical Holding Ltd. and A.G.P./Alliance Global Partners (incorporated by reference to exhibit 1.1 of the Auris Medical Holding Ltd. report on Form 6-K filed with the Commission on April 5, 2019)
10.6†	Agreement and Plan of Merger, dated June 1, 2021, by and among Auris Medical Holding Ltd., Auris Medical Inc., Trasir Therapeutics, Inc., and each of the shareholders of Trasir Therapeutics, Inc. (incorporated by reference to exhibit 2.1 of the Auris Medical Holding Ltd. report on Form 6-K furnished with the Commission on June 3, 2021)
10.7†	Exclusive License Agreement, dated December 11, 2020, by and between Washington University and Trasir Therapeutics, Inc. (incorporated by reference to exhibit 10.1 of the Auris Medical Holding Ltd. report on Form 6-K furnished with the Commission on June 3, 2021)

10.8	Licensing & Distribution Agreement, dated February 28, 2022, by and between Altamira Medica Ltd. and Nuance Pharma Limited (incorporated by reference to exhibit 10.1 of the Altamira Therapeutics Ltd. report on Form 6-K furnished with the Commission on March 4, 2022)
10.9	Form of Amendment No. 1 to Loan Agreement, dated December 28, 2022 (incorporated by reference to exhibit 4.40 of the Altamira Therapeutics Ltd. Annual Report on Form 20-F filed with the Commission on May 16, 2023)
10.10	Amendment No. 1 to Loan Agreement, between Altamira Therapeutics Ltd. and the Lenders (incorporated by reference to exhibit 10.41 of the Altamira Therapeutics Ltd. report on Form F-1 filed with the Commission on June 16, 2023)
10.11	Amendment No. 2 to Loan Agreement, between Altamira Therapeutics Ltd. and the Lenders (incorporated by reference to exhibit 4.41 of the Altamira Therapeutics Ltd. Annual Report on Form 20-F filed with the Commission on May 16, 2023)
10.12	Convertible Loan Agreement, dated as of May 1, 2023, by and among Altamira Therapeutics Ltd. and FiveT Investment Management Ltd. (incorporated by reference to exhibit 99.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on May 2, 2023)
10.13	Form of Securities Purchase Agreement (incorporated by reference to exhibit 10.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on July 11, 2023)
10.14†	Share Purchase Agreement, dated November 17, 2023, by and between Auris Medical AG and the Purchaser (incorporated by reference to exhibit 2.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on November 21, 2023)
10.15	Form of Warrant Inducement Agreement, dated December 7, 2023 (incorporated by reference to exhibit 10.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on December 8, 2023)
10.16	At the Market Offering Agreement, dated as of January 19, 2024, by and between Altamira Therapeutics Ltd. and H.C. Wainwright & Co., LLC (incorporated by reference to exhibit 1.1 of the Altamira Therapeutics Ltd. report on Form 6-K filed with the Commission on January 19, 2024)
10.17*	Form of Securities Purchase Agreement
21.1	List of subsidiaries (incorporated by reference to exhibit 8.1 of the Altamira Therapeutics Ltd. Annual Report on Form 20-F filed with the Commission on April 10, 2024)
23.1**	Consent of Deloitte AG
23.2**	Consent of BDO AG
23.3**	Consent of BDO AG
23.4*	Consent of Conyers Dill & Pearman Limited, Bermuda counsel to the Company (included in Exhibit 5.1)
23.5*	Consent of Nelson Mullins Riley & Scarborough LLP, U.S. counsel to the Company (included in Exhibit 5.2)
24.1**	Powers of attorney (included on the signature page of the registration statement)
107**	Filing Fee Table

#	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

*	To be filed by amendment.

**	Filed herewith.

†	Certain identified information has been excluded from this Exhibit because it is not material and is the type that the Company treats as private or confidential. The omissions have been indicated by “[***]”.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on August 22, 2024.

Altamira Therapeutics Ltd.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas Meyer and Marcel Gremaud and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	Chief Executive Officer and Director (principal executive officer)
Date:	August 22, 2024

By:	/s/ Marcel Gremaud
Name:	Marcel Gremaud
Title:	Chief Financial Officer (principal financial officer and principal accounting officer)
Date:	August 22, 2024

By:	/s/ Mats Blom
Name:	Mats Blom
Title:	Director
Date:	August 22, 2024

By:	/s/ Alain Munoz
Name:	Alain Munoz
Title:	Director
Date:	August 22, 2024

By:	/s/ Dominik Lysek
Name:	Dominik Lysek
Title:	Director
Date:	August 22, 2024

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement on Form F-1, solely in the capacity of the duly authorized representative of Altamira Therapeutics Ltd. in the United States, on August 22, 2024.

Altamira Therapeutics, Inc.

By:	/s/ Thomas Meyer
Name:	Thomas Meyer
Title:	President